Exhibit 5.14

Consent of Marc Rougier

Seabridge Gold Inc.

Registration Statement on Form F-10

I, Marc Rougier,, P.Eng., consent to the following in connection with the Registration Statement on Form F-10 of Seabridge Gold Inc. (“Company”) dated December 23, 2022 (“Registration Statement”):

(i)	the quotation, inclusion or summary of those portions prepared by Albert Chance, and reviewed by me as a Qualified Person pursuant to NI 43-101, of the technical report entitled “Courageous Lake Prefeasibility Study dated September 5, 2012 and revised and reissued on November 11, 2014” (“Technical Report”); and

(ii)	the use of and reference to my name;

in each case above, where used or incorporated by reference into the Registration Statement and exhibits thereto,

I hereby also confirm that:

1.	I have read the Registration Statement, and

2.	I have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement that are derived from the parts of the Technical Report for which I am responsible or that are within my knowledge as a result of the services performed in connection with the Technical Report.

/s/ Marc Rougier
Marc Rougier, P.Eng
Golder Associates Ltd.

December 23, 2022